EXHIBIT 99.1

Overture Reports First Quarter 2003 Financial Results
Company Revises Full-Year Forecast

PASADENA, Calif., April 23, 2003 – Overture Services, Inc. (Nasdaq: OVER), a global leader in commercial search services on the Internet, today announced operating results for the first quarter ended March 31, 2003 and revised its full-year 2003 financial forecast.

First Quarter Results

Overture reported first quarter 2003 revenue of $224.7 million, up 57 percent from revenue of $142.8 million in the first quarter of 2002. The rise in revenue was due to substantial increases in paid introductions and average price per paid introduction.

First quarter 2003 net income was $11.1 million, or $0.18 per diluted share. This includes a one-time, pre-tax credit of $3.9 million ($2.4 million, net of taxes) due to a reduction in the final arbitration award associated with the previously announced InternetFuel dispute. In the first quarter of 2002, Overture reported net income of $29.3 million, or $0.48 per diluted share. First quarter 2003 results included a tax provision of $11 million, while the first quarter of 2002 had no tax expense. Excluding the one-time credit, first quarter 2003 net income was $8.8 million, or $0.15 per diluted share.

Overture ended the first quarter of 2003 with a strong balance sheet, including approximately $237 million in cash and liquid investments, compared to $251 million as of December 31, 2002. The company’s current cash position and liquid investments do not reflect cash payments made in connection with the completed acquisition of the Web search unit of Fast Search & Transfer (FAST) and to be made in the planned acquisition of the business of AltaVista Company. In aggregate, cash outlays related to these acquisitions are expected to total $130 million in the second quarter of 2003, not including future, contingent performance-based cash incentive payments to FAST of up to $30 million.

“Overture’s business continues to grow at a rapid pace and we’re confident the company is taking appropriate steps to capture the large growth opportunity in search that exists both in the U.S. and internationally,” said Ted Meisel, Overture’s president and chief executive officer. “In 2003, we’re on track to grow our worldwide revenue by approximately 50 percent, to more than $1 billion, as we accelerate our efforts to build the next generation of search products, services and capabilities.

“While some near-term challenges have led us to revise our 2003 earnings outlook, we believe that the investments we are making now will position Overture to be one of the few major players in search and performance-based marketing,” Meisel added.

Revenue Drivers

The key metrics driving Overture’s revenue are paid introductions (when a user clicks on an Overture listing), and the average price per introduction paid by Overture’s advertisers. Overture facilitated 608 million paid introductions worldwide between advertisers and consumers in the first quarter of 2003, compared to 587 million paid introductions on a worldwide basis in the first quarter of 2002 and 563 million in the fourth quarter of 2002.

To drive customers to their Web sites, advertisers continued to increase the amount of their keyword bids in Overture’s dynamic marketplace. On a worldwide basis, advertisers paid Overture an average of $0.37 for each paid introduction during the first quarter of 2003. This compares with an average of $0.24 for each paid introduction in the first quarter of 2002 and $0.35 in the fourth quarter of 2002.

Advertiser Growth and Service Enhancements

Overture’s advertiser growth remains strong as more businesses adopt commercial search as part of their multi-channel marketing campaigns. The company added 8,000 businesses worldwide to its roster of advertisers in the first quarter of 2003. This brings the total number of active, paying advertisers to 88,000, up 47 percent from 60,000 in the first quarter of 2002, and up 10 percent sequentially from 80,000 in the fourth quarter of 2002.

During the first quarter of 2003, Overture continued to make a range of improvements to simplify and improve the advertiser experience. For example, Overture enhanced and integrated its search term suggestion and submission service into its DirecTraffic Center (DTC), a proprietary online self-service account management system. This allows advertisers to do less work, as well as select and write search listings more quickly. These improvements contributed to advertisers submitting a record number of search listings in the first quarter.

In addition, Overture continued to deliver more qualified leads to advertisers through enhancements to its MatchDriver technologies. These proprietary technologies allow the company to match search terms entered by users to search listings offerings by advertisers, allowing Overture to increase the number of paid listings in a highly relevant, scalable manner.

Growth in Worldwide Distribution Partnerships

Backed by the highest quality commercial search listings, Overture has built one of the most extensive Internet search distribution networks, both in the U.S. and overseas.

Among new agreements won in the first quarter of 2003, Overture signed an exclusive commercial search distribution agreement with ESPN.com for two years. In addition, Overture signed a three-year agreement with the Gator Corporation to provide its commercial search results on Gator’s Search Scout product.

The company also made progress in Europe and Asia by expanding existing search distribution partnerships and building new ones. In the first quarter of 2003, Overture announced that it expanded its search distribution relationship with AOL Europe, providing its commercial search results to AOL Europe’s search directories in the UK, Germany and France on its AOL properties, and to AOL’s Netscape Germany and Netscape France portals.

In Asia, Overture signed an exclusive, three-year commercial search distribution agreement with Daum Communications, the operator of Korea’s largest Internet portal. In addition, the company expanded its global relationship with MSN to provide commercial search results on MSN’s portals in Korea and Japan. Consistent with current MSN partnerships, Overture will provide its search results to the MSN Search Pane and MSN site in both Korea and Japan through December 2003 and December 2004, respectively.

Subsequent to the first quarter of 2003, Overture extended and expanded its Pay-For-Performance agreement with Lycos Inc. in the U.S. through May 2006, which was due to expire in November of this year. In addition, Overture will now provide Lycos with algorithmic search results through the transferred contract from the newly acquired Web search unit of FAST. As a result, Overture is now providing Lycos with a complete search solution including Pay-For-Performance search, Web search and paid inclusion.

Expressed as a percentage of revenue, traffic acquisition costs (TAC) were 64 percent in the first quarter of 2003, compared to 54 percent in the first quarter of 2002. Fourth quarter 2002 TAC was 62 percent.

Continued Overseas Momentum

International expansion is a key growth strategy for Overture in 2003. The company’s launch in South Korea, which was announced yesterday, is the first of seven international markets in which Overture plans to introduce its commercial search service this year. Overture expects to expand into Italy in the second quarter of 2003, followed by Austria, the Netherlands, Spain, Switzerland and Scandinavia before the end of the year. In preparation for the upcoming launch in Italy, Overture has opened an office in Milan and appointed Gianluca Carrera as managing director of Overture Italy.

In the UK, Overture achieved its fifth consecutive quarter of profitability. Overture UK reaches more than 80 percent of the UK Internet population through distribution deals with companies such as AOL Europe, Ask Jeeves, Lycos, MSN and Freeserve. In addition to extending its deal with AOL Europe, Overture has signed new distribution deals with ITV Online and BT Openworld. New businesses that began advertising with Overture during the quarter include Alamo Car Rental, Sandals Holidays and Land’s End.

Overture Germany won a number of new agreements with major German affiliates, including RTL.de, the online subsidiary of RTL, one of the leading private broadcasting companies in Germany. Overture currently reaches more than 85 percent of German Internet users through its partnerships with T-Online, Freenet, MSN, AOL Europe, Tiscali and Lycos. New advertisers that began participating in Overture’s search service include IBM and Procter & Gamble, as well as German brands Lancaster and Baur.

Since its launch in September 2002, Overture France has substantially extended its distribution network. The previously announced agreement with Wanadoo, a subsidiary of France Telecom and the leading French ISP, went live at the end of January, allowing Overture France to reach 89 percent of French Internet users. Other key partnerships in France include Lycos, Club Internet, MSN, Tiscali and AOL Europe. New advertisers include top brands such as DaimlerChrysler, Peugeot, Microsoft, HP, Oracle and Sony.

In Japan, Overture announced new distribution agreements with MSN Japan and NewsWatch’s Internet destination, “FreshEye.” These partnerships further solidified Overture’s leadership in Japan, where it currently reaches 87 percent of Japanese Internet users through existing partnerships with Yahoo! JAPAN, NTT-X, which operates the “goo” Internet portal, Infoseek and Lycos.

Subsequent to the first quarter, Overture announced that it has launched its South Korean marketplace with key partners including Daum Communications, MSN Korea, Dreamwiz and HanaroDream. At launch in April, Overture reaches 92 percent of South Korea’s Internet users.

Update on Closing of FAST and AltaVista Acquisitions

On April 21, 2003, Overture completed the acquisition of the Web search unit of Fast Search & Transfer (FAST), a leading developer of enterprise search and real-time filtering technologies. In accordance with the terms of the acquisition agreement, Overture acquired FAST’s Web search unit for $70 million in cash. The transaction provides for additional performance-based incentive payments of up to $30 million over three years.

In addition, Overture expects to complete the acquisition of the business of AltaVista Company, a pioneer in Web search technology, and a majority owned operating company of CMGI, Inc., for $60 million in cash and Overture common stock valued at $80 million at the time of announcement. The acquisition of AltaVista is expected to close by the end of April.

Overture expects the acquisitions of FAST and AltaVista to strengthen its leadership in commercial search and position the company to build the most powerful and comprehensive search capability on the Internet. The company plans to offer a full suite of paid placement, paid inclusion and algorithmic Web search products and services to syndicate to portals, ISPs and other search destination sites. Additionally, Overture’s advertisers will benefit from simplified, one-stop access to new products and sources of distribution to drive sales.

Business Outlook

While Overture continues to expect a year-over-year revenue increase of approximately 50 percent to more than $1 billion in 2003, the company is reducing its full-year earnings forecast for the following reasons: 1) lower-than-forecasted revenue in the U.S. Pay-For-Performance service; 2) traffic acquisition costs (TAC) at the high end of the previously forecasted range; and 3) increased technology and infrastructure expenses to drive the Web search and Pay-For-Performance product lines.

The company will experience a tax rate well above the U.S. statutory rate because international GAAP losses, expected to be between $25-$30 million for the full-year 2003, are benefited at a level well below the U.S. statutory rate.

The following discussion contains forward-looking information intended solely to provide management’s current expectations for the second quarter and full year of 2003. These expectations are subject to risks and uncertainties and may prove to be inaccurate. Even though the forecasts provided herein may change, Overture undertakes no obligation to revise or update this information and may not provide this type of information in the future. All numbers are approximate.

Second Quarter 2003
Consolidated revenue	$240-255 million
U.S. Pay-For-Performance	$205-215 million

TAC as a percentage of revenue	62%-64%
Consolidated income before taxes	$5-10 million

Net income	$2-$4 million
Earnings per share	$0.04-$0.06

EBITDA	$20-$25 million

Full Year 2003
Consolidated revenue	Over $1 billion
U.S. Pay-For-Performance	$850-$870 million

TAC as a percentage of revenue	62%-64%

Consolidated income before taxes	$45-$55 million

Net income	$22-$26 million

Earnings per share	$0.35-$0.42

EBITDA	$95-$105 million

Conference Call Details

Overture will be holding a conference call to discuss its first quarter 2003 results at 5:00 p.m. Eastern/2:00 p.m. Pacific today, April 23, 2003. Participants will have the opportunity to listen to the conference call live over the Internet at www.overture.com in the Investor section or at www.companyboardroom.com. Please go to either site 15 minutes prior to the start of the call to download any necessary software. For those who cannot listen to the live broadcast of the call, a replay will be available shortly after the live call ends.

About Overture

Overture is a global leader in commercial search services on the Internet, providing businesses with new and more powerful ways to connect with customers online. Through its core search product, the company operates a real-time marketplace where its base of 88,000 advertisers bid for placement in its search results after Overture’s editorial team screens listings for relevance. These results are then distributed to Overture’s thousands of partners, including MSN, Yahoo! and CNN, reaching approximately 80 percent of active, U.S. Internet users. In the first quarter of 2003, Overture facilitated 608 million paid introductions on a worldwide basis between consumers and its advertisers. Overture is based in Pasadena, California, with U.S. offices in New York and San Francisco. The headquarters for Overture’s non-U.S. business is in Ireland, with offices in the United Kingdom, Germany, France, Italy, Japan and South Korea. For more information, visit www.overture.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding management’s expectations regarding Overture’s future financial performance, including Overture’s future revenue, traffic acquisition costs, income before taxes, net income, earnings per share and EBITDA; Overture’s beliefs and expectations about the future, the search market and its position to capitalize on opportunities in that market, the acceptance and adoption of commercial search, the expected benefits of Overture’s new product and service offerings, Overture’s affiliate partnerships and affiliate program, Overture’s business model, the growth of Overture’s overseas markets and Overture’s planned launches in Italy, Austria, the Netherlands, Spain, Switzerland and Scandinavia, the consummation of the proposed acquisition of AltaVista, and the expected timing thereof; the benefits for Overture and its affiliates, advertisers and users expected from the acquisition of FAST’s Web search unit and AltaVista’s business; the growth of search and paid inclusion and Overture’s ability to capitalize on those opportunities; Overture’s ability to successfully build new search products and services; and the acceptance and adoption of paid inclusion. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially. These risks and uncertainties include, among others: possible fluctuations in the demand for Overture’s services; possible fluctuations in economic conditions affecting the market for Overture’s services; Overture’s ability to compete with existing or new competitors; more aggressive competition for affiliate relationships or other actions by Overture’s competitors; the risk that Overture’s key performance metrics, including overall traffic and use of Overture’s services, number of paid clicks, average price per paid click and the number of advertisers that might not continue to increase at historical rates or might decline; the risk that Overture may not experience benefits through agreements with its affiliates or that affiliates may not continue or renew their agreements with Overture; and the risk that Overture may encounter difficulties in connection with or not experience benefits from international expansion or that the costs of international expansion might be higher than anticipated, the risk that the AltaVista acquisition will not be completed on a timely basis or at all; the risk that Overture will not realize value from the acquisitions of AltaVista and FAST’s Web Search unit; the risk that it may take longer to achieve value from the acquisitions than management’s current expectations; the risk that Overture will not be able to integrate the people, services, technology and product lines of FAST’s Web search unit or AltaVista in an efficient and timely manner or at all; possible fluctuations in the demand for Overture’s services (including on a combined basis with FAST and/or AltaVista); possible fluctuations in economic conditions affecting the markets for Overture’s services (including on a combined basis with FAST and/or AltaVista); Overture’s ability to compete with existing or new competitors; unforeseen difficulties in developing or offering new products and services; the risk that Overture and its affiliates, advertisers and users will not derive benefits from new products and services; more aggressive competition for affiliate relationships or other actions by Overture’s competitors; the risk that Overture’s affiliates may not elect to purchase additional services from Overture as a result of the acquisitions. For a discussion of other risks that could cause actual results or events to differ materially from such forward-looking statements, see the discussion of “Risks That Could Affect Our Financial Condition and Results of Operations” in Overture’s annual report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2002. Overture undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Overture, Pay-For-Performance, DirecTraffic Center (DTC) and MatchDriver are service marks of Overture Services, Inc.

[Financial Tables Follow]

OVERTURE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amount)

	March 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$108,193	$78,987
Short-term investments	107,457	118,905
Accounts receivable, net	38,034	31,682
Prepaid expenses, deferred tax assets and other	19,013	23,483
Prepaid traffic acquisition expense	40,678	25,372

Total current assets	313,375	278,429
Property and equipment, net	62,818	55,656
Intangible assets, net	3,101	1,393
Goodwill	4,494	—
Long-term investments	20,900	52,852
Long-term prepaid traffic acquisition expenses	35,759	36,738
Other assets	14,863	10,648

Total assets	$455,310	$435,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$103,605	$93,293
Accrued expenses	16,879	21,010
Deferred revenue	16,979	16,672

Total current liabilities	137,463	130,975
Long-term liabilities	1,031	1,203
STOCKHOLDERS’ EQUITY:
Preferred Stock; $0.0001 par value, 10,000 shares authorized as of March 31, 2003 and December 31, 2002	—	—
Common stock, $0.0001 par value, 200,000 shares authorized as of March 31, 2003 and December 31, 2002; 59,434 and 59,249 shares issued and outstanding as of March 31, 2003 and December 31, 2002, respectively	6	6
Additional paid-in capital	711,889	709,568
Deferred compensation, net	(480)	(210)
Accumulated other comprehensive income	2,980	2,890
Accumulated deficit	(397,579)	(408,716)

Total stockholders’ equity	316,816	303,538

Total liabilities and stockholders’ equity	$455,310	$435,716

OVERTURE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,

	2003	2002

Revenue	$224,725	$142,845
Operating expenses:
Search serving	12,968	5,993
Traffic acquisition	144,025	77,003
Marketing, sales and service	17,800	11,429
General and administrative	24,071	16,307
Product development	7,789	4,367
Amortization of deferred compensation and intangible assets	700	423
Reduction in loss on litigation ruling	(3,941)	—

	203,412	115,522

Income from operations	21,313	27,323
Other income:
Interest income, net	860	1,249
Other (expense) income, net	(36)	718

Income before income taxes	22,137	29,290
Provision for income taxes	11,000	—

Net income	$11,137	$29,290

Basic net income per share	$0.19	$0.51

Diluted net income per share	$0.18	$0.48

Weighted average shares used to compute basic net income per share	59,308	57,422
Weighted average shares used to compute diluted net income per share	60,495	60,510
Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$30,242	$32,502

(1)  EBITDA data should be considered in addition to, not as a substitute for or superior to, income from operations, net income, net income per share, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

For 2003, EBITDA includes a one-time credit of $3.9 million for a reduction in an accrual with respect to an unfavorable arbitration ruling regarding a former affiliate, InternetFuel.

	Three Months Ended
	March 31,

	2003	2002

Reconciliation of Non-GAAP Measures
Net income excluding one time credit (1)	$8,772	$29,290
Add: Reduction in loss on litigation ruling	3,941	—
Less: Tax effect	(1,576)	—

Net income	$11,137	$29,290

EBITDA	$30,242	$32,502
Less: Depreciation	(8,265)	(4,038)
Less: Amortization	(700)	(423)
Add (Less): Other income	36	(718)
Income from operations	$21,313	$27,323

(1)	We believe the non-GAAP measure, net income excluding one-time credit for the reduction in loss on an unfavorable litigation ruling, provides useful information regarding the ongoing operations of the Company since the Company believes this type of item is unlikely to reoccur. This measure should be considered in addition to, not as a substitute for or superior to, net income, net income per share or other measures of financial performance prepared in accordance with generally accepted accounting principles.

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